CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated July 11, 2008, relating to the financial statements and financial highlights which appear in the May 31, 2008 Annual Reports to Shareholders of the Institutional Floating Rate Fund, Institutional High Yield Fund and Institutional Core Plus Fund, (comprising T. Rowe Price Institutional Income Funds, Inc.) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Fund Service Providers" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, MD

September 22, 2008